EMPLOYMENT AGREEMENT


     This Employment Agreement (the "Agreement") is entered into as of the 1st day of December, 1992, between Heekin Can, Inc., a Delaware corporation (the "Company"), and John A. Haas (the "Executive").


     WHEREAS, the Company desires to employ Executive, and Executive desires to serve the Company, under the terms and conditions set forth in this Agreement;

     WHEREAS, the Company entered into a deferred compensation arrangement with Executive as of April 28, 1987 (the "Former Arrangement") and an employment agreement dated December 6, 1982 (the "Former Employment Agreement);

     WHEREAS, subject to the occurrence of the Effective Time (as hereinafter defined), the parties desire to enter into this Agreement in lieu of the Former Arrangement and the Former Employment Agreement;

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, and, subject to the occurrence of the Effective Time (as hereinafter defined), intending to be legally bound hereby, the Company and Executive hereby agree as follows:

     1. Employment. Executive is employed as a senior executive of the Company from the Effective Time through the Term of this Agreement (as such terms are hereinafter defined). In this capacity, Executive shall have such duties and responsibilities as the Company shall designate that are not inconsistent with Executive's current position with Heekin; provided, that the Company may assign such additional and/or substitute duties and responsibilities to Executive during the Term as are reasonably appropriate in light of the transition of the Company from a publicly owned company to a wholly-owned subsidiary of Ball Corporation ("Ball"). During the period of his employment hereunder and except for illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall use his best efforts to devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder. During the Term of this Agreement, Executive shall not be required to relocate from his current residence; provided, that Executive may be required to travel for business purposes as reasonably determined by the Company.

     2. Term and Effective Time. The "Term of this Agreement" shall mean the period commencing as of the date of the Effective Time (as defined in the Merger Agreement of even date herewith by and among the Company, Ball, and Ball Holdings Corp.) and ending on the date eighteen months following the Effective Time; provided, however, that if the Effective Time shall not have occurred prior to April 1, 1993, or, if sooner, upon the termination of the Merger Agreement, then this Agreement shall be deemed canceled as of the date first written above, and of no force or effect, and all rights and obligations of the parties hereunder shall forthwith cease. The Former Arrangement and Former Employment Agreement is hereby superseded by this Agreement, and of no further force or effect; provided, that if this Agreement shall be deemed canceled under this Section 2, then the Former Arrangement and Former Employment Agreement shall forthwith be reinstated.

     3. Compensation. During the Term of this Agreement, the Company shall pay Executive as compensation salary at an annual rate (the "Salary") of not less than the Executive's current annual base salary with the Company, plus a bonus (the "Bonus") at an annual rate not less than 21 percent of Salary. Such Salary shall be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly and, except as otherwise provided in Section 7 hereof, such Bonus shall be payable as soon as practicable following the Term of this Agreement or, if earlier, termination of Executive's employment hereunder.

     4. Participation in Benefit Plans. Executive shall be entitled to receive, as of the Effective Time and continuing during the Term of this Agreement, full and immediate medical coverage, life insurance, disability insurance, sick leave, vacation benefits, and such other benefits, including, but not limited to, retirement or profit sharing, pursuant to plans or otherwise, as are provided to other salaried employees of the Company employed in comparable professional positions. If Executive's age and years of service (including for this purpose years of service with the Company) on the date Executives employment hereunder is terminated are such that Executive would have been eligible to retire under the broad-based, tax-qualified pension plan of the Company as in effect on the date first written above, then the Company shall provide Executive post-retirement medical benefits substantially comparable to the benefits provided on the date first written above by the Company to such retirement-eligible individuals. Nothing in the preceding sentence shall be construed to require the Company to maintain any post-retirement medical coverage for any employee or former employee of the Company except as specifically set forth in such sentence. If executive would have been eligible for benefits under the Heekin Can, Inc. Supplemental Retirement Plan as in effect on the date first written above (the "SERP") had Executive terminated employment on such date, then Executive shall receive such benefit pursuant to the terms of the SERP; provided, that no additional benefits shall accrue from and after the date first written above; and, provided, further, that if such Executive would not have been eligible for benefits under the SERP had Executive terminated employment on the date first written above, then Executive hereby forfeits all rights and benefits he may have under the SERP.

     5. Reimbursement of Expenses. The Company shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement. The Company further agrees to furnish Executive with offices and a secretary and such other assistance and accommodations as shall be suitable to the character of Executive's position with the Company and adequate for the performance of his duties hereunder.

     6.  Termination.

     (a) Cause. Subject to the notice provisions set forth below, the Company may terminate Executive's employment for "Cause" at any time. "Cause" shall mean termination upon: (1) the willful failure by Executive to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to him by the Company, which demand specifically identifies the manner in which the Company believes that he has not substantially performed his duties, (2) the willful engaging by Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, (3) the conviction of Executive of a felony or other crime involving theft or fraud, (4) Executive's gross neglect or gross misconduct in carrying out his duties hereunder, resulting, in either case, in material harm to the Company, or (5) any material breach by Executive of this Agreement. For purposes of this subsection (a), no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by him not in good faith and without the reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution of the Board of Directors of the Company (the "Board") or any appropriately designated Committee of the Board, finding that he has engaged in the conduct set forth above in this subsection (a) and specifying the particulars thereof in detail, and Executive shall not have cured such conduct to the reasonable satisfaction of the Board within ten days of receipt of such resolution.

     (b) Notice of Termination. Any termination of Executive's employment by the Company or by Executive shall be communicated by written Notice of Termination (as such term is hereinafter defined) to the other party hereto in accordance with Section 10 hereof. "Notice of Termination" shall mean a notice that shall indicate the specific provision in this Agreement relied upon with respect to such termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive's employment under the provisions so indicated.

     7. Compensation Upon Termination. Executive shall be entitled to the following benefits upon termination of his employment hereunder, provided that such termination occurs during the Term of this Agreement:

     (a) If at any time Executive's employment shall be terminated during the period beginning on the Effective Time and ending on the 120th day following the Effective Time (the "Initial Period"): (i) by the Company for Cause or (ii) by Executive for any reason other than for "Constructive Termination" (as such term is hereinafter defined), the Company shall pay Executive his full Salary through the Date of Termination (as such term is hereinafter defined) at the rate in effect at the time Notice of Termination is given within 10 days following his date of termination, plus all other amounts to which he is entitled under any compensation or benefit plan or program of the Company (other than the Bonus) within 10 days of the date such payments are due to Executive, and upon the completion of such payments, the Company shall have no further obligations to him under this Agreement.

     (b) If Executive's employment shall be terminated during the Initial Period by the Company without Cause or by the Executive for Constructive Termination, then, in addition to the amounts due under such subsection (a),
(i) Executive shall be paid in cash, as soon as practicable following the date his employment terminates, the lesser of (A) the maximum amount (determined by Price Waterhouse) which can be paid to Executive without being, or causing any other payment to be, nondeductible (in whole or in part) by the Company (or any affiliate of the Company making such payment or providing such benefit) as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (B) 2.99 multiplied by the "base amount" (as defined in Section 280G of the Code) of the Executive as computed on the Effective Time, such cash amount is referred to herein as the "280G Amount," (ii) Executive shall be paid his full Salary that would have been payable from the date his employment terminated until the end of the Term of this Agreement, (iii) Executive shall be paid his Bonus computed pro rata through the date his employment terminated, and (iv) Executive shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any excise tax imposed by reason of Section 4999 of the Code (the "Excise Tax") on the payments provided for in subsections (i), (ii), and (iii) hereof and any federal, state, and local income tax and Excise Tax upon the payment provided for by this subsection (iv) shall be equal to the payments provided for in subsections (i), (ii), and (iii) hereof; provided, however, that in the event of termination of employment because of death or disability of Executive, no payments under subsections (ii) (to the extent attributable to post-termination periods), (iii) or (iv) shall be required to be made. As used herein, "disability" shall have the definition ascribed to it in S 22(e)(3) of the Code.

     (c) If Executive's employment shall be terminated after the Initial Period for any reason, then, in addition to the amounts described in subsection
(a) of this Section 7, Executive shall be paid in cash, as soon as practicable following the date his employment terminates, the 280G Amount plus his Bonus computed pro rata through the date his employment terminated; provided, however, that if such termination is by the Company without Cause or by the Executive for Constructive Termination, then the Executive shall also be paid the amounts described in subsections (ii) and (iv) of Section 7(b).

     (d) If the Executive's employment shall not have terminated prior to the end of the Term of this Agreement, then the Executive shall be paid in cash, as soon as practicable following the end of the Term of this Agreement, the 280G Amount plus his Bonus computed pro rata through the end of the Term.

     (e) For the purpose of this Agreement, Executive shall be considered to have terminated his employment for "Constructive Termination" following the occurrence, without Executive's express written consent, of any material breach of any terms or conditions of this Agreement by the Company.

     (f) If any 280G Amount is paid under this Section 7 under circumstances that do not obligate the Company to make a Gross-Up Payment, and in applying the terms of this Section 7, the aggregate payments made to the Executive are in an amount that would result in any portion of such payments being nondeductible by reason of Section 280G of the Code, then the Executive shall have an obligation to pay the Company upon demand and amount equal to the sum of (i) the excess of the aggregate payments paid to or for the Executive's benefit over the aggregate payments that could have been paid to or for the Executive's benefit without any portion of such payments not being deductible by reason of Section 280G of the Code; and (ii) interest on the amount set forth in clause (i) of this sentence at the rate provided in Section 1274(b)(2)(B) of the Code from the date of the Executive's receipt of such excess until the date of such payment.

     8.  Confidential Information and Competitive Conduct.

     (a) Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential information, knowledge, or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the Employment Period and for a period of three years thereafter, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by it.

     (b) Covenant Not to Compete or Solicit. So long as the Executive is employed by the Company hereunder, the Executive shall not offer or sell any products or services, directly competitive in any market with the business of the Company or its affiliates, nor shall he render services to any firm, person, or corporation so competing with the Company, nor shall he have any interest, direct or indirect, in any business that is so competing with the business of the Company; provided however, that ownership of 5 percent or less of any class of debt or equity securities which are publicly traded security shall not be a violation of this covenant. So long as the Executive is employed by the Company hereunder, the Executive shall not, directly or indirectly, (i) solicit any employee of the Company or its affiliates with a view to inducing or encouraging such employee to leave the employ of the Company or its affiliates for the purpose of being hired by the Executive or any employer affiliated with the Executive or (ii) solicit, take away, attempt to take away, or otherwise interfere with the Company's or its affiliates' business relationship with any of their respective customers.

     (c) In the event of a breach or threatened breach of this Section 8, the Executive agrees that the Company or its affiliates shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.


     9.  No Assignments.

     (a) This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto; provided, however, that nothing in this paragraph 9 shall preclude (i) Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or (ii) the executors, administrators, or other legal representative of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereunto. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of any successor corporation to the Company.

     (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the assets of the Company or the business with respect to which the duties and responsibilities of Executive are principally related, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the assumption agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     10. Indemnification. The Company shall indemnify Executive and hold him harmless from any cost, expense, or liability arising out of or relating to any acts or decisions made by him in the course of performing services hereunder within the scope of employment hereunder, provided such acts or decisions are in good faith.

     11. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt;

To the Company:     Heekin Can, Inc.
                    11310 Cornell Park Drive
                    Cincinnati, Ohio  45242
                    Attention:

To Executive:       John A. Haas
                    7801 Hopper Road
                    Cincinnati, Ohio  45255

     12. Amendments or Additions. No amendment or addition to this Agreement shall be binding unless in writing and signed by both parties hereto.

     13. Section Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     14. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof.

     15. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

     16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely in such state.

     17. Miscellaneous. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The Company agrees to reasonably cooperate with Executive in connection with any audit covering any period during which payments pursuant to this Agreement were paid to Executive.

     18. Mitigation. Executive shall be under no obligation to mitigate damages in order to receive any payments to Executive described herein.


     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.


                              HEEKIN CAN, INC.

                              By:  /s/Douglas E. Poling
                              Title:

                              By:  /s/John A. Haas
                                   John A. Haas